Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 15, 2009

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 15, 2009

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iPath® Dow Jones-UBS Commodity

Index Total ReturnSM ETN

About iPath ETNs

Frequently Asked Questions

Where to Buy

Investor Materials

Offering Documents

Fact Sheet

About iPath ETNs

About Us

About Barclays

Contact Us

Disclaimers

Important Information

Investors of the iPath ETNs in Singapore should note that any iPath ETNs referred to in any other website including any other page of this website (other than those iPath ETNs set out in the

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iPath® Exchange Traded Notes

iPath® Exchange Traded Notes (ETNs) are innovative Investment products issued by Barclays that offer.

Index Trading Exchange Traded Liquidity Transparent Performance

Barclays Capital lists iPath® Exchange Traded Note on SGX, first-ever ETN in Asia outside Japan

15 December 2008 – Barclays Capital, the investment banking division of Barclays Bank PLC, and Singapore Exchange Limited (SGX) today announced the LISTING OF THE iPath® Dow Jones. UBS Commodity Index Total Return SM Exchange-Traded Note (ETN) ON THE SGX.

See press release to learn more >>

Products Main Page Section

Home / Products

Name

Bloomberg Ticker

Lot Size

Daily Indicative Value Listing Currency

iPath Dow Jones-UBS Commodity Index Total ReturnSM ETN® DJP SP 100 40.27 USD

Products/iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN/Overview

iPath® Dow Jones-UBS Commodities Index Total ReturnSM ETN

Overview Chart

Description:

The iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN is linked to the Dow Jones-UBS Commodity Index Total ReturnSM and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The commodities represented in the Dow Jones-UBS Commodity Index Total ReturnSM are rebalanced annually; however, the weightings fluctuate between rebalancings due to changes in market prices.

Profile

Listing Currency

USD

LOT SIZE

CUSIP

ISIN

SGX-ST Code

Bloomberg Ticker

Inception Date

Maturity Date

100

06738C778

US06738C7781

J1QZ

06 Jun 2008

06 Dec 2036

Product Data as of 11 Dec 2009

Daily Indicative Value 40.27

Shares Outstanding 49,853,953

Market Capitalization USD 2,007,618,687

Indicative Value History

Daily Yearly All Time

High High High

40.27 40.04 40.04

Daily Yearly All Time

Low Low Low

40.27 39.79 39.79

Indicative Price

History

Indicative price History

PriceDate Daily Indicative Value

11/12/2009 40.04

10/12/2009 39.79

09/12/2009 39.79

Products/ iPath® Dow Jones-UBS Commodity Index Total Return℠ ETN/Chart



iPath® Dow Jones-UBS Commodity Index Total Return℠ ETN
Overview
Chart
All
1D
9 Dec 2009
14 Dec 2009
Go
Nominal CHG (% CHG):
9 Dec 2009 - 14 Dec 2009
Instrument
0.48 (1.21%)
40.27
40
39.79
Outstanding Quantity - million (USD)
49.60
24.80
0.00
09-12-09 07:00 13:00 19:00 10-12-09 07:00 13:00 19:00 11-12-09 07:00 13:00 19:00 14-12-09 07:00 13:00 19:00
Indicative Price History

About iPath ETNs Section

About iPath ETNs

iPath Exchange Traded Notes (ETNs) are innovative investment products from Barclays that seek to provide investors with a way to access the returns of a market or strategy, less investor fees.

Barclays Bank PLC first introduced iPath ETNs in 2006 and they are first listed on NYSE Arca. Since then, Barclays Bank PLC has launched additional iPath ETNs on NYSE Arca and other exchanges, such as SGX-ST.

Learn More >> (learn more brings you to FAQ section)

About iPath ETNS/ FREQUENTLY ASKED QUESTIONS Section

FREQUENTLY ASKED QUESTIONS

An investment in iPath ETNs involves risks, including possible loss of principal. For details, please see the risk factors in the applicable offering documents and/or documents incorporated by reference to such documents.

What are iPath Exchange Traded Notes?

iPath Exchange Traded Notes (“iPath ETNs”) are senior, unsecured, unsubordinated debt securities issued by Barclays Bank PLC. They are designed to provide investors with a new way to access the returns of market benchmarks or strategies. iPath ETNs are not equities or index funds, but they do share several characteristics. For example, like equities, they trade on exchange. Like an index fund, they are linked to the return of a benchmark index.

What are the advantages of iPath ETNs?

iPath ETNs provide investors with convenient exposure to the returns of market benchmarks, less investor fees1,while maintaining the ease of trading similar to an equity. The iPath ETN structure is designed to allow investors cost effective exposure to investments in previously expensive or difficult-to-reach market sectors or strategies.

Where can I buy iPath ETNs?

iPath ETNs are listed on major exchanges. Investors may buy the iPath ETNs through any local brokerages similar to other publicly traded securities.

What is the minimum trade size for iPath ETNs?

The minimum trade size for iPath ETNs is 1 board lot for most major exchanges. The board lot size may vary across different exchanges. Please refer to the relevant offering documents for full product description.

How do I sell an iPath ETN?

Investors can liquidate iPath ETNs one of three ways:

1) Sell in the secondary market during exchange trading hours via any local brokerage.

2) Redeem a large block of securities, directly with the issuer, Barclays Bank PLC, subject to the terms and procedures described in the relevant offering documents2. A redemption charge may apply for certain iPath ETNs.

3) Hold until maturity and receive a cash payment from the issuer, Barclays Bank PLC, equal to the principal amount of the securities times the applicable index factor on the final valuation date minus the applicable investor fee on the final valuation date.

Key characteristics of iPath ETNS

Provide Access

Make difficult-to-access markets easier to invest in.

Market and Issuer Risk

Investors may receive less than the principal amount of investment upon liquidation.

Institutional size Redemption

Can redeem a large block of securities directly with Barclays Bank PLC.

Index Tracking

Designed to track the performance of an underlying index less an investor fee.

Transparent

Elimination of tracking errors and rebalancing risk.

Daily Exchange Liquidity Flexibility to buy and sell ETNs at anytime during exchanges’ trading hours.

What underlyings are iPath ETNs linked to?

iPath ETNs are linked to indexes across various asset classes such as commodities, equities, emerging markets and foreign exchange.

Do the iPath ETNs currently available offer any guarantee of return of principal?

No. Investors will receive the performance of the index to which the iPath ETN is linked, less investor fee. The index may go up or down. Even if the index goes up, investors may not recover their principal once investor fees are deducted.

Do the iPath ETNs currently available make dividend distributions?

No.

Do the iPath ETNs currently available make interest payments?

No.

Are iPath ETNs rated?

No. The iPath ETNs are not rated, but rely on the ratings of their issuer, Barclays Bank PLC3.

Who is the issuer?

Barclays Bank PLC. Barclays Bank PLC is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services, with an extensive international presence in Europe, the USA, Africa and Asia. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs over 145,000 people. Barclays moves, lends, invests and protects money for over 49 million customers and clients worldwide. For further information about Barclays Bank PLC, please visit our website www.barclays.com.

How are the returns of iPath ETNs calculated?

iPath ETNs are designed to provide investors a return that is linked to the performance of an index, less investor fee.

Are iPath ETNs linked to commodity indices regulated by Commodity Futures Trading Commission (‘CFTC’)?

No. iPath ETNs are debt securities issued by Barclays Bank PLC and are not regulated by CFTC; however, futures contracts underlying the relevant market index may be regulated by CFTC.

Is a net asset value (NAV) calculated?

No. As iPath ETNs are debt securities, and not mutual funds, they will not have a NAV.

Is an intrinsic value calculated?

An intraday 'indicative value' meant to approximate the economic value of each iPath ETN is calculated and published by Bloomberg or a successor. Additionally, the indicative value of each iPath ETN is calculated and published on the www.iPathAsia.com.

Do iPath ETNs trade at their indicative value?

The indicative value calculation is provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption, or termination of the iPath ETNs, nor does it reflect hedging or transaction costs, credit considerations, market liquidity, or bid-offer spreads. Published index levels from the sponsors of the indexes underlying the iPath ETNs may occasionally be subject to delay or postponement. Any such delays or postponements will affect the Current Index Level and therefore the indicative value of your iPath ETNs. Index levels provided by the sponsors of the indexes underlying the iPath ETNs do not necessarily reflect the depth and liquidity of the underlying relevant market. For this reason and others, the actual trading price of the iPath ETNs may be different from their indicative value.

In addition to being available for trading on an exchange, the early redemption feature allows a large block of securities, to be redeemed directly with Barclays Bank PLC for the redemption value, as described in the applicable offering documents. The historical daily indicative value is published each day at www.iPathAsia.com. The redemption feature is intended to induce arbitrageurs to counteract any trading of the iPath ETNs at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

What is the redemption charge?

The redemption charge is one-time transaction charge imposed only in the case of early redemptions for certain iPath ETNs. The charge is intended to allow the issuer to recoup brokerage and other costs incurred in connection with an early redemption (although the proceeds from the charge may be more or less than such costs). Investors transacting on the secondary market will not incur a redemption charge.

If Barclays Bank PLC's credit rating is downgraded, what happens to the indicative value?

The indicative value calculation of the iPath ETNs will not change in response to a Barclays Bank PLC credit event. However, the trading price of the iPath ETNs may be adversely impacted.

Differences and similarities between ETNs, Exchange Traded Funds (ETFs), and Mutual Funds (Unit Trusts)

	ETNs	ETFs	Mutual Funds (Unit Trusts)
Market Risk	x	x	x
Credit Risk of Issuer	x		
Intraday Exchange Liquidity	x	x	
Block Redemption/Creation	x	x	x
Short Sell/Stock Borrow	x	x	
Tracking Error		x	x
Transparency	x	x

About iPath ETNS/Where to Buy Section

Where To Buy

iPath ETNs are listed on a few major exchanges, including SGX-ST. iPath ETNs can be bought and sold through any stockbroker, it is as easy as buying shares.

For more information on how to trade iPath ETNs, please contact your local stockbrokers.

Investor Materials Section

Offering Documents Attachment

Offering cs_9Dec09.pdf (2 MB

Factsheet Attachment

Acrobat Document

About iPath ETNs Attachment

Acrobat Document

About Us Section

About Barclays

About Us

Barclays Bank PLC. Barclays Bank PLC is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services, with an extensive international presence in Europe, the USA, Africa and Asia. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs over 145,000 people. Barclays moves, lends, invests and protects money for over 49 million customers and clients worldwide. For further information about Barclays Bank PLC, please visit our website www.barclays.com.

Contact US

Contact Us

If you have any queries or feedback, please contact us via the Customer Hotline number or email address set out below.

Customer Hotline

(65) 6308 3888

Email

info.iPathAsia@barclayscapital.com

Address

28th Floor, South Tower, One Raffles Quay

Please note that the applicable rules and regulations in Singapore do not allow the persons manning the Customer Hotline to give advice on the merits of the Securities or Barclays Bank PLC, or to provide investment, business, financial, legal or tax advice. If you are in any doubt as to the action you should take, please consult your business, financial, legal, tax or other professional advisor.

Disclaimers

Home page Disclaimers/ Product Page disclaimers/ iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN Disclaimers

IMPORTANT INFORMATION

Investors of the iPath ETNs in Singapore should note that any iPath ETNs referred to in any other website including any other page of this website (other than those iPath ETNs set out in the applicable Singapore offering documents) are not listed on the SGX, and references to such other iPath ETNs are not and should not be construed as an offer of such other iPath ETNs in Singapore.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable offering documents and documents incorporated by reference to such documents.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the offering documents and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathAsia.com (for investors of the ETNs in Singapore) or EDGAR on the SEC website at www.sec.gov (for investors of the ETNs in the U.S.). Alternatively, Barclays Bank PLC will arrange to send you the offering documents if you request them by calling +65 6308 3888 (for investors of the ETNs in Singapore) or emailing info.iPathAsia@barclayscapital.com (for investors of the ETNs in Singapore), or by calling toll free 1-877-76-IPATH (for investors of the ETNs in the U.S.) or investors of the ETNs in the U.S. may request from any other dealer participating in the offering.

iPath ETNs are unsecured obligations of Barclays Bank PLC and are not secured debt. iPath ETNs are riskier than ordinary unsecured debt securities and you may lose some or all of your principal. Risks of investing in the iPath ETNs include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the ETNs is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your iPath ETNs even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

Investors of the iPath ETNs in Singapore should also be aware of the risks relating to trading of the iPath ETNs on the SGX-ST, exchange rate risks and the difficulties in enforcing foreign judgments against Barclays Bank PLC and its management. Further, the return on an investment in the iPath ETNs will be affected by charges incurred by the investors of the iPath ETNs in Singapore. For a description of these risk factors, please see “Risk Factors” in the Singapore Introductory Document.

The iPath ETNs are solely the obligations of Barclays Bank PLC and do not constitute deposits with Barclays Bank PLC within the meaning of the Banking Act, Chapter 19 of Singapore, and do not represent an interest in, obligations of, deposits with, or other liabilities of, and are not insured or guaranteed by any governmental agency or compensation scheme in Singapore, the United States or any other jurisdiction, Barclays Bank PLC, its affiliates or any other entity.

The iPath ETNs may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of iPath ETNs you may redeem directly with the issuer as specified in the applicable offering documents. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of iPath ETNs. Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

Barclays Capital, the investment banking division of Barclays Bank PLC, and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

“Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones- UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are servicemarks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The ETNs based on the Dow Jones-UBS Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”), or any of their respective subsidiaries or affiliates and neither Dow Jones, UBS AG, UBS Securities, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such securities.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. (enter to next paragragh)

“Standard & Poor’s®,” “S&P®,” “GSCI®,” “S&P GSCI®,” “S&P GSCI® Index,” “S&P GSCI® Total Return Index,” “S&P GSCI® Crude Oil Total Return Index” and “S&P GSCI® Commodity Index” are trademarks or servicemarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. or any of its affiliates (“Standard & Poor’s”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI® Index or any of its subindexes to track general commodity market performance.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500”, and “500” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor’s or CBOE and Standard & Poor’s and CBOE make no representation regarding the advisability of investing in the Securities.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500”‘, “S&P 500 VIX Short-Term Futures”‘ and “S&P 500 VIX Mid-Term Futures”‘ are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays. “VIX®” is a registered trademark of the Chicago Board Options Exchange, Incorporated and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s or CBOE, and Standard & Poor’s and CBOE make no representation regarding the advisability of investing in the Securities.

© 2009 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

FAQ Disclaimers

IMPORTANT INFORMATION

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see ‘Risk Factors’ in the offering documents and documents incorporated by reference to such documents.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the offering documents and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathAsia.com (for investors of the iPath ETNs in Singapore) or EDGAR on the SEC website at www.sec.gov (for investors of the iPath ETNs in the U.S.). Alternatively, Barclays Bank PLC will arrange to send you the offering documents if you request them by calling +65 6308 3888 (for investors of the iPath ETNs in Singapore) or emailing info.iPathAsia@barclayscapital.com (for investors of the iPath ETNs in Singapore), or by calling toll free 1-877-76-IPATH (for investors of the iPath ETNs in the U.S.) or investors of the iPath ETNs in the U.S. may request from any other dealer participating in the offering.

iPath ETNs are unsecured obligations of Barclays Bank PLC and are not secured debt. iPath ETNs are riskier than ordinary unsecured debt securities and you may lose some or all of your principal. Risks of investing in the iPath ETNs include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the iPath ETNs is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your iPath ETNs even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

Investors of the iPath ETNs in Singapore should also be aware of the risks relating to trading of the iPath ETNs on the SGX-ST, exchange rate risks and the difficulties in enforcing foreign judgments against Barclays Bank PLC and its management. Further, the return on an investment in the iPath ETNs will be affected by charges incurred by the investors of the iPath ETNs in Singapore. For a description of these risk factors, please see ‘Risk Factors’ in the relevant Singapore Introductory Document.

iPath ETNs may be sold during trading hours on the relevant securities exchange. There are restrictions on the minimum number of iPath ETNs you may redeem directly with the issuer as specified in the applicable offering documents. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of iPath ETNs. Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

Barclays Capital, the investment banking division of Barclays Bank PLC, and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

© 2009 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE